Exhibit 10.3

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT MANNKIND CORPORATION TREATS AS PRIVATE OR CONFIDENTIAL.

PURCHASE AND SALE AGREEMENT

Between

MANNKIND CORPORATION

“Seller”

and

1 CASPER, LLC

“Buyer”

with Escrow Instructions for

FIRST AMERICAN TITLE INSURANCE COMPANY

“Escrow Holder”

PROPERTY NAME:  1 CASPER STREET

LOCATION:  DANBURY, CONNECTICUT

EXHIBITS

Exhibit A	Description of Land
Exhibit B	List of Due Diligence Items
Exhibit C	Disclosure Items
Exhibit D	Form of Right of First Refusal
Exhibit E	Form of Memorandum of Right of Refusal
Exhibit F	Form of Deed
Exhibit G	Intentionally Deleted
Exhibit H	Omnibus Assignment and Assumption Agreement
Exhibit I	Form of Seller's Certificate
Exhibit J	Form of Buyer's Certificate
Exhibit K Exhibit L Exhibit M Exhibit N	Form of Owner’s Affidavit Anticipated EURs Form of Access and Remediation Agreement Form of Buyer-Seller Lease

-ii-

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (as the same may be amended, modified, or supplemented from time to time in accordance with the terms hereof, this “Agreement”), dated effective for all purposes as of September 23, 2021, is by and between MANNKIND CORPORATION, a Delaware corporation (“Seller”), and 1 CASPER, LLC, a Delaware limited liability company (together with its successors and/or assigns, collectively, “Buyer”).

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1Definitions.  The parties hereby agree that the following terms shall have the meanings hereinafter set forth, such definitions to be applicable equally to the singular and plural forms, and to the masculine and feminine forms, of such terms:

“Access Agreement” means that certain Access Agreement executed as of July 1, 2010, by and among Seller, Wyeth LLC, and Wyeth Holdings Corporation (Wyeth LLC and Wyeth Holdings Corporation are collectively referred to herein as “Wyeth”), recorded in the Official Records as Document No. 003950680045, Book 2105, Pages 300-344.

“Access and Remediation Agreement” means that certain Access and Remediation Agreement in substantially the form attached as Exhibit M hereto.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Buyer or Seller, as the case may be.  For the purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

“Agreement” shall have the meaning set forth in the preamble.

“Approval Notice” shall have the meaning set forth in Section 3.2(c).

“BSA” shall have the meaning set forth in Section 6.1(l).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are authorized or required by applicable law to be closed in the States of Connecticut, California, New York or Florida.

“Buyer” shall have the meaning set forth in the preamble.

“Buyer Parties” means, collectively, Buyer, any Affiliates of Buyer, and their actual and potential investors, lenders, representatives, contractors (including, without limitation, any engineers, architects, bankers, contractors and other professionals), employees and agents of Buyer or any Affiliate of Buyer.

“Buyer's Certificate” shall have the meaning set forth in Section 9.4(h).

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“Buyer-Seller Lease” means that certain Lease Agreement between Buyer and Seller in the form attached hereto as Exhibit N and to be entered into and dated as of the Closing Date, whereby Seller shall lease all of the Property from Buyer.

“CERCLA” shall have the meaning set forth in the definition of “Environmental Laws.”

“Changed Condition” shall have the meaning set forth in Section 6.5.

“Claims” means any and all losses, damages, claims, causes of action, liens, judgments, damages, costs and expenses, including reasonable third-party attorneys’ fees and court costs.

“Close of Escrow” shall have the meaning set forth in Section 9.2(a).

“Closing” shall have the meaning set forth in Section 9.2(a).

“Closing Date” means the date that is thirty (30) days from the Effective Date; provided, however, that Buyer shall have one (1) option to extend the Closing Date for a period of fifteen (15) days upon depositing in escrow with Escrow Holder (on or prior to the date that is thirty (30) days from the Effective Date) an additional deposit in the amount of $500,000.00, which amount shall be a part of the Deposit (resulting in a total Deposit of $1,500,000.00) and shall be credited against the Purchase Price at the Closing and otherwise held in accordance with the terms herein.

“Closing Document” shall have the meaning set forth in Section 3.2(f).

“Closing Statement” shall have the meaning set forth in Section 9.5(a).

“Closing Tax Year” shall have the meaning set forth in Section 9.8.

“Code” shall have the meaning set forth in Section 5.4.

“Costs” shall have the meaning set forth in Section 11.8.

“CT Transfer Act” means the Connecticut Property Transfer Act as codified at Connecticut General Statutes §§ 22a-134 et seq., as amended.

“CT Transfer Act Filings” means the applicable forms, reports and documents, including for example, a Form III (Real Estate), and an accompanying Environmental Condition Assessment Form and Fee Payment Form to be filed with DEEP within ten (10) days of the Closing, to the extent required for compliance with the CT Transfer Act.

“Deed” shall have the meaning set forth in Section 9.3(a).

“DEEP” shall mean the Connecticut Department of Energy and Environmental Protection.

“Deposit” shall have the meaning set forth in Section 2.3.

“Disapproval Notice” shall have the meaning set forth in Section 3.2(c).

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“Disclosure Items” shall mean those items set forth on Exhibit C attached hereto.

“Due Diligence Activities” shall have the meaning set forth in Section 3.2(b).

“Due Diligence Contingency” shall have the meaning set forth in Section 3.2(a).

“Due Diligence Items” shall have the meaning set forth in Section 3.1(a).

“Due Diligence Period” shall mean the period from the Effective Date until 12:00 p.m. Eastern time on the fourth (4th) Business Day following the Effective Date.

“Effective Date” means the date this Agreement is executed and delivered by the last of Buyer and Seller.

“Environmental Laws” means, to the extent applicable, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), 42 U.S.C. §9601 et seq.; the Toxic Substance Control Act, 15 U.S.C. §2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §5101 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §6901, et seq.; the Clean Water Act, 33 U.S.C. §1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. §300f et seq.; the Clean Air Act, 42 U.S.C. §7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; Clean Air Act, 42 U.S.C. §§ 7401 et seq.; Emergency Planning and Community Right-To-Know Act, 42 U.S.C. §§  11001 et seq.; Occupational Safety and Health Act, 29 U.S.C. §§ 65 et seq.; Connecticut General Statutes § 22a, including, without limitation, §§ 22a-134 to 22a-134e, and all other applicable federal, state and local laws governing the environment as in effect on the Effective Date, together with their implementing regulations, guidelines, rules or orders as of the Effective Date, and all state, regional, county, municipal and other local laws, regulations, ordinances, rules or orders that are equivalent or similar to the federal and state laws recited above or that purport to regulate Hazardous Materials.

“Escrow Holder” means First American Title Insurance Company, with an address of 2777 Summer Street, Stamford, CT 06905, Attention: [***].

“EUR” means an “environmental use restriction” as defined in Conn. Gen. Stat. § 22a-133n.

“Excluded Claim” shall have the meaning set forth in Section 3.2(i).

“Excluded Property” means (a) any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications, or which are subject to a confidentiality agreement or that Seller is legally required to not disclose, (b) all cash on hand or on deposit in any operating account or other account maintained in connection with the ownership, operation or management of the Real Property, (c) all Trade Fixtures, (d) furniture and equipment located on the Real Property (other than Fixtures), (e) all other personal property placed in the Real Property by Seller and used in connection with Seller’s trade or business, (f) any licenses, permits and authorizations presently or hereafter issued to or for the benefit of Seller or its Affiliates in connection with Seller’s operation as a going concern, (g) any intangible property whatsoever related to Seller or its Affiliates as a going concern, and (h) any Intellectual Property whatsoever owned or licensed by Seller or its Affiliates.

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“Fixtures” means Personal Property which is located at and affixed to the Real Property, and any replacement thereof as of the Closing Date.

“Governmental Entity” means the various federal, state and local governmental and quasi-governmental bodies or agencies having jurisdiction over Seller, the Real Property or any portion thereof.

“Hazardous Materials” means (a) hazardous wastes, hazardous materials, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including, but not limited to, substances defined as “hazardous wastes,” “hazardous materials,” “hazardous substances,” “toxic substances,” “pollutants,” “contaminants,” “radioactive materials”, “toxic pollutants”, or other similar designations in, or otherwise subject to regulation under the Environmental Laws; and (b) any other substances, constituents or wastes subject to Environmental Law, now or hereafter in effect, including but not limited to (A) petroleum, (B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel and their byproducts, (E) asbestos, (F) lead in water, paint or elsewhere, (G) radon, (H) Polychlorinated Biphenyls (PCBs), (I) urea formaldehyde, (J) volatile organic compounds (VOC), (K) total petroleum hydrocarbons (TPH), (L) benzine derivative (BTEX), and (M) petroleum byproduct.

“Improvements” means the buildings, structures and appurtenances located on the Land.

“Indemnification Cap” shall have the meaning set forth in Section 6.2.

“Independent Consideration” shall have the meaning set forth in Section 2.4.

“Intellectual Property” means with respect to any Person, collectively, (a) all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, (b) any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and all goodwill connected with and symbolized by such trademarks, (c) all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, (d) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals, (e) any and all source code, (f) any and all design rights which may be available to such Person, (g) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified herein, and (h) all amendments, renewals and extensions of any of the foregoing.

“Known Environmental Condition” means any Hazardous Materials at, on, under or migrating to or from the Property as of the Closing as described or referenced in the Due Diligence Items, Disclosure Items or in reports or other documents on file with the DEEP, or otherwise publicly available, including any Pre-Existing Environmental Conditions or Post-Sale Environmental Conditions (as those terms are defined in the Access Agreement) that exist as of the Closing.

“Known Misrepresentation” shall have the meaning set forth in Section 6.5.

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“Land” means those certain parcels of land and appurtenances thereto more particularly described on attached Exhibit A and which are commonly known as 1 Casper Street, Danbury, CT 06810.

“Leases” means all unexpired leases, subleases, licenses, occupancy agreements, and any other agreements, written or oral, for the use, possession, or occupancy of any portions of the Real Property or otherwise relating thereto, as of the Closing Date, together with any renewals, extensions, amendments, modifications or supplements thereto and guarantees thereof and all prepaid rent, tenant security deposits and other deposits, if any, thereunder; provided, however, the Leases shall not include the Buyer-Seller Lease.

“LEP” shall have the meaning set forth in Section 2.7(f).

“Licenses and Permits” means, collectively, all licenses, permits approvals, density rights, development rights, certificates, consents, exemptions, decisions, actions, approvals, variances, entitlements, certificates of occupancy, dedications, sewer rights, subdivision maps and entitlements now or hereafter issued, approved or granted by any Governmental Entity in connection with the Real Property, including, without limitation, all curb cut and street opening permits required for vehicular access to and from the Real Property, together with all renewals and modifications thereof, in each case to the extent assignable.

“Memorandum of ROFR” means a Memorandum of Right of First Refusal in substantially the form attached as Exhibit E hereto.

“OFAC” means the U.S. Department of the Treasury's Office of Foreign Assets Control.

“OFAC List” means any list of prohibited countries, individuals, organizations and entities that is administered or maintained by OFAC, including:  (i) Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), any related enabling legislation or any other similar executive orders; (ii) the List of Specially Designated Nationals and Blocked Persons maintained by OFAC, and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation; or (iii) a “Designated National” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515.

“Official Records” means the office of the Town Clerk of Danbury, Connecticut.

“Omnibus Assignment” shall have the meaning set forth in Section 9.3(e).

“Owner's Affidavit” shall have the meaning set forth in Section 9.3(k).

“Patriot Act” shall have the meaning set forth in Section 6.1(l).

“Permitted Exceptions” means and includes all of the following:  (a) such state of facts as would be disclosed by a physical inspection of the Property, (b) the lien of taxes and assessments not yet due and payable, (c) any exclusions from coverage set forth in the jacket of any Owner’s Policy of Title Insurance or any standard printed exceptions (except to the extent removable upon Seller’s delivery of the Owner’s Affidavit), (d) any matters arising from any document or instrument delivered

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in connection with the transfer contemplated hereby (including without limitation the Deed and the Memorandum of ROFR, which shall be recorded as of the Closing), (e) any exceptions caused by Buyer, its agents, representatives or employees, (f) any exceptions approved or deemed approved in writing by Buyer, (g) any matters appearing in the Title Commitment and approved or deemed approved by Buyer, (h) the anticipated EURs substantially in the form attached as Exhibit L, (i) any exceptions arising from matters disclosed on attached Exhibit C (“Disclosure Items”) that are approved or deemed approved during the Due Diligence Period, and (j) matters shown on Schedule B to Exhibit F attached hereto or disclosed on the Survey.  In no event shall Permitted Exceptions be deemed to include any of Seller’s Required Removal Items.

“Person” means any individual, partnership, corporation, limited liability company, limited liability partnership, trust or other entity.

“Property” means all of Seller's rights, title and interests in and to the Real Property, and all of Seller's right, title and interest in and to all tangible and intangible assets solely relating to the Real Property, including, without limitation, (a) all warranties, claims, and causes of action, (b) all claims and causes of action arising out of or in connection with the Real Property after the Closing Date (but excluding any claims or causes of action of Seller after the Closing arising from its rights under this Agreement or any documents to be delivered at the Closing), (c) the Licenses and Permits, (d) signage rights, utility and development rights and privileges, (e) site plans, surveys, environmental and other physical reports, plans and specifications pertaining to the foregoing; and (f) all licenses, covenants and other rights appurtenant to the Land, including Seller's right, title and interest in and to all development, density and similar rights, rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent to, in front of, abutting, or adjoining the Land, provided, however, that “Property” shall not include the Excluded Property.

“Purchase Price” shall have the meaning set forth in Section 2.2.

“Real Property” means the Land, the Improvements and the Fixtures.

“Reporting Person” shall have the meaning set forth in Section 5.4(a).

“ROFR” means a Right of First Refusal Agreement in substantially the form attached as Exhibit D hereto.

“Seller” shall have the meaning set forth in the preamble.

“Seller Indemnified Party” or “Seller Indemnified Parties” shall have the meaning set forth in Section 3.2(b)(viii).

“Seller's Certificate” shall have the meaning set forth in Section 9.3(j).

“Seller’s Required Removal Items” shall have the meaning set forth in Section 4.1.

“SRO” means a self-regulatory organization.

“Substantial Damage” shall have the meaning set forth in Section 10.1(c)(i).

“Survey” means a new ALTA survey of the Land and Improvements.

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“Surviving Obligations” means any obligations of Buyer or Seller hereunder that expressly state they will survive termination of this Agreement.

“Taking” shall have the meaning set forth in Section 10.3.

“Title Commitment” shall have the meaning set forth in Section 4.1.

“Title Company” means First American Title Insurance Company, with an address of 2777 Summer Street, Stamford, CT 06905, Attention: [***].

“Title Documents” shall have the meaning set forth in Section 4.1.

“Title Policy” shall have the meaning set forth in Section 4.5.

“Trade Fixture” means a piece of equipment placed on the Real Property which is used in Seller’s trade or business.

“Transaction Costs” shall have the meaning set forth in Section 5.1.

“Transfer Act Work” shall have the meaning set forth in Section 2.7(d).

“Transfer Tax Forms” shall have the meaning set forth in Section 9.3(g).

“United Therapeutics Buildout” means (a) construction of a lab sample preparation area, which construction work is in progress as of the date hereof, and (b) the following build-out within the existing shell and core of the Improvements to accommodate an expansion of Seller’s contract manufacturing capacity at the Property: (i) an approximately 5,000-7,000 square foot cold chain (refrigerated) warehouse, and (ii) approximately 10,000-15,000 square foot area for a spray drying train and a filling and packaging system for pharmaceutical manufacturing, which work is expected to commence in the fourth calendar quarter of 2021 or first calendar quarter of 2022. For clarity, the United Therapeutics Buildout includes any modifications to the building systems and Fixtures as necessary or appropriate to complete such alterations.

“Unsafe Conditions” shall have the meaning set forth in Section 10.1(b).

Section 1.2Rules of Construction.  Article and section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.  All references to “Article” or “Section” without reference to a document other than this Agreement, are intended to designate articles and sections of this Agreement, and the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular article or section, unless specifically designated otherwise.  The use of the term “including” means in all cases “including but not limited to,” unless specifically designated otherwise.  No rules of construction against the drafter of this Agreement shall apply in any interpretation or enforcement of this Agreement, any documents or certificates executed pursuant hereto, or any provisions of any of the foregoing.

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ARTICLE II
PURCHASE AND SALE AGREEMENT; PURCHASE PRICE

Section 2.1Purchase and Sale Agreement.  Seller agrees to sell, transfer, assign and convey to Buyer, and Buyer agrees to purchase, accept and assume, subject to the terms and conditions stated herein, all of Seller's right, title and interest in and to the Property.

Section 2.2Purchase Price.  Buyer shall pay Seller the purchase price (“Purchase Price”) in immediately available funds at Closing.  The Purchase Price shall be equal to the sum of One Hundred Two Million Two Hundred Fifty Thousand and 00/100 United States Dollars (US$102,250,000.00).  The Purchase Price, together with such other funds as may be necessary to pay Buyer's required payments hereunder, subject to closing adjustments, shall be deposited with the Escrow Holder on or before 3:00 p.m. Eastern Time on the Closing Date in accordance with this Agreement.  The Purchase Price shall be paid to Seller upon satisfaction of all conditions precedent to the Closing as described herein.

Section 2.3Deposit.  Within one (1) business day of the Effective Date, Buyer shall deposit in escrow with Escrow Holder a deposit in the amount of One Million and 00/100 United States Dollars (US$1,000,000.00) (together with any interest earned thereon, the “Deposit”).  All sums constituting the Deposit shall be held in an interest-bearing account as directed by Buyer, and interest accruing thereon shall be held for the account of the party entitled to the benefit of the Deposit pursuant to this Agreement.  If the sale of the Property as contemplated hereunder is consummated, the Deposit plus interest accrued thereon shall be credited against the Purchase Price.  If Buyer delivers a Disapproval Notice during the Due Diligence Period, then Buyer shall be deemed to have elected to terminate this Agreement under Section 3.2(c) in which event this Agreement shall automatically terminate and the parties shall have no further obligation to each other, except for any Surviving Obligations. Following such termination, Escrow Holder shall return to Buyer the Deposit. If Seller defaults under this Agreement or the sale of the Property is not consummated because of the failure of any condition precedent set forth in Section 9.2(c) (except in the event that such condition precedent was not satisfied because of a default by Buyer under this Agreement, without any default of Seller), then the Deposit plus interest accrued thereon shall immediately be returned to Buyer.  If the sale is not consummated solely because of Buyer's default hereunder (including without limitation Buyer's failure to deliver any of the items required pursuant to Section 9.4), then the Deposit shall be paid to and retained by Seller as liquidated damages as Seller's sole remedy pursuant to Section 5.2 below.

Section 2.4[Intentionally Deleted]

Section 2.5Indivisible Economic Package.  Buyer has no right to purchase, and Seller has no obligation to sell, less than all of the Property, it being the express agreement and understanding of Buyer and Seller that, as a material inducement to Seller and Buyer to enter into this Agreement, Buyer has agreed to purchase, and Seller has agreed to sell, all of the Property, subject to and in accordance with the terms and conditions hereof.

Section 2.6Right of First Refusal.  At Closing, Buyer and Seller shall enter into the ROFR and cause a duly executed and acknowledged Memorandum of ROFR to be recorded in the Official Records.

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Section 2.7CT Transfer Act Provisions.

(a)The parties acknowledge that Wyeth is currently performing environmental investigation and remediation at the Property pursuant to the CT Transfer Act and the Access Agreement and that such environmental investigation and remediation being performed by Wyeth will continue after the Closing. The parties further acknowledge that Seller and Wyeth entered into the Access Agreement and that the Access Agreement is binding upon successors and assigns.

(b)The parties agree that the Land is an “establishment” as defined by the CT Transfer Act and that consummation of the transaction contemplated by this Agreement will trigger the requirements of the CT Transfer Act.  To the extent required by the CT Transfer Act, Seller shall (i) prepare the CT Transfer Act Filings; (ii) provide drafts of the CT Transfer Act Filings to Buyer at least five (5)1 days prior to the Closing for Buyer’s review and comment; and (iii) file the fully executed and notarized CT Transfer Act Filings with the DEEP within ten (10) days of the Closing along with the DEEP required filing fee.

(c)Seller agrees to sign the CT Transfer Act Filings as the “Transferor” and have Seller or an Affiliate sign the relevant CT Transfer Act Filings as the “Certifying Party” (as those terms are defined in the CT Transfer Act).  Buyer agrees to sign the CT Transfer Act Filings as the “Transferee” (as defined in the CT Transfer Act) and cooperate with Seller in order to permit the timely and complete submittal of the CT Transfer Act Filings to DEEP.

(d)As between Seller and Buyer, Seller agrees to perform in good faith the obligations of the “Certifying Party” under the CT Transfer Act.  Buyer agrees that Seller and Wyeth may satisfy their obligations under the CT Transfer Act in order to meet the industrial/commercial (as opposed to residential) criteria established pursuant to the CT Transfer Act and Connecticut Remediation Standard Regulations, R.C.S.A. §§ 22a-133k-1 through 3, as amended (“Transfer Act Work”

[1]

NTD:  We will endeavor to provide sooner, but in light of a 30 day sign and close window, providing the Transfer Act filing 10 days prior to the closing would only give the environmental consultant about two weeks to prepare the draft submittal, which is tight.

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).  For the avoidance of doubt, Seller and Wyeth shall have the ability to use any and all risk-based or other remedial alternatives in performing the Transfer Act Work that are: (1) permitted pursuant to the Access Agreement; or (2) do not negatively affect the continued use of the Property for industrial or commercial purposes and do not have ongoing costs or monitoring obligations (except for such ongoing costs or monitoring obligations that are (a) the responsibility of Wyeth pursuant to the Access Agreement, (b) assumed in writing by Seller or a third party affiliated with Seller, or (c) agreed to in advance by Buyer in writing, such agreement not to be unreasonably denied), including, but not limited to, the use of institutional and engineering controls such as: (i) prohibition on disturbance of soil rendered inaccessible by pavement or clean fill; (ii) prohibition on the disturbance or demolition of buildings or structures, which may be used to render the soil below a building or structure inaccessible or environmentally isolated; and (iii) the anticipated EURs shown on Exhibit L.2

(e)Buyer agrees to fully and timely cooperate with Seller in connection with Seller’s and Wyeth’s performance of the Transfer Act Work, which cooperation shall include, without limitation, providing access to the Property pursuant to the terms of the Access Agreement between Seller and Wyeth and an Access and Remediation Agreement between Seller and Buyer in substantially the form attached as Exhibit M hereto.  Buyer further covenants and agrees to, post-Closing: (i) provide and sign any and all documentation required of the “owner” of the Property in connection with any EURs proposed by Seller or Wyeth in connection with the Transfer Act Work; (ii) upon request by Seller, obtain at Buyer’s sole cost and expense and provide to Seller a subordination agreement with respect to any proposed EUR for any easements or other interests in the Land that first arise as of or subsequent to the Closing; (iii) cooperate in good faith with Seller and Wyeth in connection with obtaining subordination agreements (or amended easements) from any third parties that have an easement or other interest in the Land prior to the Closing (e.g., Eversource, Trikilco, LLC, the City of Danbury), which easement or interest could be impacted by the anticipated EURs shown on Exhibit L; and (iv) not interfere with the Transfer Act Work being performed by or on behalf of Seller or Wyeth, unless required to do so pursuant to Environmental Law.

(f)Seller shall have completed its obligations under the CT Transfer Act upon the earlier to occur of: (i) if DEEP has retained oversight of the investigation and remediation, DEEP’s written determination and approval that the Property has been remediated in accordance with the CT Transfer Act; or, (ii) if the oversight of the investigation and remediation has been delegated to a Connecticut Licensed Environmental Professional (“LEP”), (A) the receipt by Seller of a so-called “No Audit Letter” or “No Further Audit Letter” or equivalent from DEEP after receipt of Seller’s LEP’s final “Verification”, (B) the completion of any DEEP audit of said “Verification,” or (C) the expiration of any applicable statutory audit timeframe provided for under the CT Transfer Act.

(g)The provisions of this Section 2.7 shall survive Closing and the delivery of the Closing Documents.

ARTICLE III
DUE DILIGENCE ITEMS

Section 3.1Due Diligence Items.

(a)On or prior to the Effective Date, Seller has delivered to Buyer, or made available to Buyer for inspection via online due diligence data room relating to the Property, the items described on attached Exhibit B (the “Due Diligence Items

[2]	NTD: Changes here are to make the language consistent with the latest version of the negotiated Access and Remediation Agreement.

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”); provided, however, that Seller was and is not obligated to deliver any Excluded Property to Buyer or make any Excluded Property available for its review.  Buyer acknowledges that any and all documents actually in such data room have been made available to Buyer.  In addition to such items in the data room, Seller shall make available to Buyer (by electronic means) such other documents in Seller's possession or control which relate to the Property, other than the Excluded Property, which Buyer shall reasonably request.

(b)All documents, materials, and information furnished to or made available to Buyer pursuant to this Section 3.1 are being furnished or made available to Buyer for information purposes only and without any representation or warranty by Seller with respect thereto, express or implied, except that, to Seller's actual knowledge, they are in all material respects true, correct and complete originals or copies of the version of such materials Seller has in its files, and except as may otherwise be expressly set forth in Article VI and elsewhere in this Agreement and any other document delivered at Closing by Seller to Buyer, and as limited by Section 6.2, and all such documents, materials, and information are expressly understood by Buyer to be subject to the confidentiality provisions of Section 3.2(e).

Section 3.2Due Diligence Inspection.

(a)Due Diligence Review. Buyer's obligation to purchase the Property is conditioned upon Buyer's review and approval, prior to the expiration of the Due Diligence Period and in Buyer's sole discretion, for any reason or no reason, of all matters pertaining to the physical, structural, electrical, mechanical, soil, drainage, environmental, economic, tenancy, zoning, land use and other governmental compliance matters and conditions respecting the Property, including without limitation the Due Diligence Items, all as provided in this Section 3.2(a). All references herein to the “Due Diligence Contingency” shall refer to the conditions benefiting Buyer that are described in this Section 3.2.

(b)Entry.  Following the Effective Date and continuing until the Closing or earlier termination of this Agreement, Seller shall provide the Buyer Parties with reasonable access to the Property in accordance with the terms and conditions of this (b) in order for Buyer to investigate the Property and the physical conditions thereof, including without limitation such non-invasive environmental, engineering and economic feasibility inspections and testing as Buyer may elect (the “Due Diligence Activities”).  In connection with the foregoing, Buyer and Seller each agree that the provisions of this (b) shall supersede any prior access agreements made by Buyer in favor of Seller as of the date of this Agreement including, without limitation, that certain Entry and Indemnity Agreement dated February 16, 2021, by and between Seller and Buyer.  Such access, investigation, inspections, tests and discussions shall be on the following terms and conditions:

(i)Buyer shall pay for all inspections and tests ordered by Buyer.

(ii)In connection with any entry by the Buyer Parties onto the Property:

A.Buyer shall give Seller not less than twenty-four (24) hours written notice (which notice may be given by e-mail) of the date and time of a desired Due Diligence Activity by a Buyer Party, together with a general description of the Due Diligence Activity to be conducted. Any such entry on to the Property shall be conducted during Seller’s regular business hours; provided, however, that, in the event a Buyer Party requires access to the Property for conducting any Due Diligence Activities during hours outside Seller’s regular business hours (e.g., evenings or

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weekends), such access may be granted to Buyer Party, subject to Seller’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Seller shall have the right to have a representative present during any visits to or inspections of the Property by a Buyer Party.  Seller shall use reasonable efforts to make a representative available in connection therewith.

B.The Buyer Parties shall not enter any building located on the Property unless (1) Buyer has provided prior notice of such entry as required by (b) (ii)(A) above, (ii) Seller consents to such entry (and the date and time therefor), not to be unreasonably withheld or delayed, (iii) a Seller-authorized representative escorts the applicable Buyer Party within such building(s) at all times, and (iv) the applicable Buyer Party follows all of Seller’s safety and security protocols for entry into such building(s).  Seller may restrict entry into areas on the Property as is reasonably necessary for Seller’s safety and security protocols, or to avoid disruption to Seller’s business activities on the Property.

(iii)Buyer’s rights under this Section 3.2 shall include the right to conduct non-invasive physical inspections of the Property, including, without limitation, surveys, physical assessments, so-called “Phase I” environmental site assessments, lead-based paint surveys, asbestos surveys or other non-invasive environmental inspections with respect to the Property, subject to the terms and conditions of this Agreement; provided, however, that such right shall in every instance be expressly subject to the condition that Buyer or its Affiliates shall be responsible for all payments or other financial obligations owed to the parties engaged by Buyer or its Affiliates to perform such non-invasive physical inspections.  Notwithstanding anything in this Agreement to the contrary, any invasive physical inspections of the Property proposed to be conducted by Buyer, including without limitation so-called “Phase II” environmental site assessments or other environmental inspections or sampling with respect to the Property, shall require Seller’s prior written consent, which may be withheld in Seller’s sole and absolute discretion.  In the event Buyer requests Seller’s consent to an invasive physical inspection of the Property (e.g., soil or groundwater sampling), Buyer shall submit to Seller such materials as shall fairly summarize, in reasonable detail, the scope of the work intended to be performed.  Buyer or its Affiliates shall be responsible for all payments or other financial obligations owed to the parties engaged by Buyer to perform such invasive physical inspections of the Property that may be approved by Seller.

(iv)Prior to and during any entry on the Property, Buyer shall secure and maintain at Buyer’s expense (or cause the relevant independent contractor hired by Buyer to enter on the Property to secure and maintain at that independent contractor's expense) the following policies of insurance, which are to include coverage of Buyer, its agents', employees' and contractors' activities at the Property: comprehensive general liability insurance (including property damage, bodily injury, personal injury, and contractual liability coverage) in amounts of One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) annual aggregate.  The policies of insurance described in the preceding sentence shall name Seller as an additional insured.  Buyer shall deliver certificates of insurance evidencing the insurance policies described in this (b)(iv) to Seller prior to the first entry on the Property by a Buyer Party.  Any environmental contractor of Buyer which conducts environmental inspections of the Property shall, in addition to the insurance required of Buyer's agents

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described above, also provide evidence of environmental liability insurance of not less than One Million Dollars ($1,000,000).

(v)Buyer shall promptly repair any damage to the Property caused by a Buyer Party’s entry or testing and restore the Property to its condition prior to such testing, at Buyer's sole cost and expense; provided, however, that Buyer will have no obligation to restore any damage to the extent caused by Seller’s gross negligence or misconduct or to repair or restore any latent condition discovered by a Buyer Party.  Until restoration is compete, Buyer will take commercially reasonable steps to cause any conditions on the Property created by Buyer's or Buyer Party’s testing to not interfere with the normal operation of the Property or create any dangerous conditions on the Property.  Buyer shall not commit or suffer to be committed, any waste upon the Property.  No Buyer Party may construct, erect or place on the Property any monuments or permanent improvements upon the Property.

(vi)Buyer shall conduct the Due Diligence Activities in accordance with all applicable laws and, if required by applicable laws, under the supervision of Governmental Entities having jurisdiction over the Due Diligence Activities.

(vii)Buyer agrees to keep and maintain the Property free and clear of all labor liens, mechanics and materialmen liens, or other clouds, encumbrances and charges occurring as a result of any act done, suffered or committed or indebtedness incurred by a Buyer Party.

(viii)Buyer hereby indemnifies, protects, defends and holds harmless Seller, its Affiliates, their directors, officers, employees, agents, successors and assigns (collectively, the “Seller Indemnified Parties”, and each a “Seller Indemnified Party”) from and against any and all Claims that any Seller Indemnified Party suffers or incurs as a result of a Buyer Party’s entry or conduct upon the Property or performance of any Due Diligence Activity pursuant to this Agreement; provided, however, that the foregoing indemnity shall not extend to protect the Seller Indemnified Parties from any pre-existing liabilities for matters merely discovered by a Buyer Party, including, without limitation, a Known Environmental Condition, or any Claims due to or arising from Seller’s gross negligence or misconduct.

(ix)Seller is not an insurer of Buyer’s person or property.  To the maximum extent allowed by applicable laws, Seller shall not be liable to Buyer for any bodily injury or property damage suffered by any Buyer Party as a result of a Buyer Party’s entry or conduct upon the Property or performance of any Due Diligence Activity pursuant to this Agreement, except to the extent arising from Seller’s gross negligence or willful misconduct.  Buyer acknowledges and agrees that Buyer, by electing to exercise its rights of access hereunder, shall be deemed to have assumed all risk of loss of personal injury or property damage to any Buyer Party as a result of a Buyer Party’s entry or conduct upon the Property or performance of any Due Diligence Activity pursuant to this Agreement, except to the extent arising from Seller’s gross negligence or willful misconduct.

The provisions of this (b) shall survive the termination of this Agreement and delivery of the Deed.

(c)Approval of Condition of Property.  If, prior to the expiration of the Due Diligence Period, based upon such review, examination or inspection, Buyer determines in its sole and absolute discretion that it no longer intends to acquire the Property, then Buyer shall promptly notify Seller of

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such determination in writing (a “Disapproval Notice,” which may be given by email), whereupon this Agreement, and the obligations of the parties to purchase and sell the Property hereunder, shall terminate.  If, however, on or before the expiration of the Due Diligence Period, Buyer determines that the foregoing matters are acceptable to Buyer and that it intends to proceed with the acquisition of the Property, then Buyer shall promptly notify Seller of such determination in writing (an “Approval Notice,” which may be by email), which Approval Notice will establish satisfaction or waiver of the Due Diligence Contingency.  If Buyer fails to deliver either a Disapproval Notice or an Approval Notice to Seller on or before the expiration of the Due Diligence Period, Buyer shall be deemed to have approved of all of the foregoing matters as if it had delivered an Approval Notice and this Agreement will continue in full force and effect.

(d)Satisfaction of Due Diligence Contingency.  If the Due Diligence Contingency is not satisfied on or before the end of the Due Diligence Period, Buyer shall have the right to terminate this Agreement and obtain the refund of the Deposit and interest accrued thereon, and neither party shall have any further obligation to or rights against the other except for the Surviving Obligations.  Notwithstanding the foregoing, in the event of a breach or default by Seller in the performance of any of its obligations under this Agreement, then in addition to the refund of the Deposit and all interest accrued thereon to Buyer, Buyer shall have all of its rights and remedies pursuant to Section 5.1.

(e)Confidentiality.  Buyer agrees that (i) any Due Diligence Items and information provided by Seller to Buyer or the Buyer Parties in the conduct of its Due Diligence Activity or that was posted to the diligence website, and (ii) the results of any inspections of the Property conducted by Buyer pursuant to this Agreement, shall be treated as “Confidential Information” subject to (and as defined in) that certain Non-Disclosure and Confidentiality Agreement dated as of February 10, 2021, between Seller, Buyer and Raymond James & Associates, the terms of which are incorporated herein by reference in full.

(f)AS-IS.  Buyer hereby acknowledges that except as is otherwise expressly provided in this Agreement and subject to Seller's representations and warranties expressly set forth herein, or in any document executed by Seller (in favor of Buyer or its assignee, as opposed to Title Company or other third parties) pursuant hereto, including the other documents delivered upon the Closing (each such document, a “Closing Document”), it is relying upon its own inspections, investigations and analyses of the Property in entering into this Agreement and, except as otherwise provided in this Agreement or in any Closing Document, and subject to Seller's covenants, representations and warranties expressly set forth herein and in any Closing Document, is not relying in any way upon any representations, statements, agreements, warranties, studies, reports, descriptions, guidelines or other information or material furnished by Seller or its representatives, whether oral or written, express or implied, of any nature whatsoever regarding any such matters including without limitation as to the following:

(i)The condition, value, nature, or quality of the Property, including any construction on the Property and any materials or systems incorporated into the Property.

(ii)The soil, water or geology relating to the Property.

(iii)Any income to be derived from the Property.

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(iv)The suitability of the Property for any activities or uses which Buyer may wish to conduct on or relating to the Property.

(v)The zoning or developability of the Property.

(vi)Compliance of the Property or its operation with any law, ordinance, rule, regulation, or the status of any permits or approvals relating to or required in connection with the Property, including without limitation the Americans with Disabilities Act, 42 U.S.C. §12101 et seq. (or any successor statute or similar state and local laws).

(vii)The presence or absence of any Hazardous Materials on or about the Property or in the vicinity of the Property or the compliance of the Property with Environmental Laws.

Buyer specifically acknowledges and agrees that, to the extent Seller has made or in the future makes any information (including without limitation the Due Diligence Items) regarding any aspect of the Property available to Buyer, Seller has done or will be doing so only as an accommodation to Buyer and that, except as expressly provided elsewhere in this Agreement and in any Closing Document, and subject to Seller's express covenants, representations and warranties in this Agreement and the Closing Documents, Seller has not made, is not making, and shall make no representation or warranty of any nature concerning the accuracy or completeness of Seller's files or concerning the authenticity, source, accuracy or completeness of any information contained in them or furnished or to be furnished by Seller to Buyer (including without limitation the Due Diligence Items).  As to certain of the materials furnished to Buyer from Seller's files, Buyer specifically acknowledges that they have been prepared by third parties with whom Seller has no privity and Buyer acknowledges and agrees that no warranty or representation, express or implied, has been made, nor shall any be deemed to have been made, to Buyer either by Seller or by any third parties that prepared the materials in question, except as otherwise provided in this Agreement and in any Closing Document and subject to Seller's express representations and warranties in this Agreement and the Closing Documents.  Except as otherwise provided in this Agreement, in any Closing Document and subject to the Excluded Claims, Buyer waives any claim of any nature against Seller if any information, conclusion, projection, or other statement of any nature contained in any of those materials should prove not to be true, complete or accurate for any reason.  By its execution of this Agreement, Buyer acknowledges and agrees that a material inducement to Seller's decision to sell the Property to Buyer at the Purchase Price provided in this Agreement was Buyer's agreement to conduct its own feasibility studies and purchase the Property in an “AS-IS” condition, subject to the express covenants, representations and warranties of Seller set forth in this Agreement or in any Closing Document.  By its waiver of the Due Diligence Contingency, Buyer acknowledges that it has had full access to the Property and a full opportunity to inspect and investigate each and every aspect of the Property, except as limited by the provisions of Section 3.2(b), either independently or through agents of Buyer's choosing, and, subject to the express covenants, representations and warranties of Seller set forth in this Agreement or in any Closing Document, shall accept the Property in its condition as of the Closing.

(g)No Liability for Information.  Buyer represents that it is a knowledgeable, experienced and sophisticated buyer of real estate, and that it is relying solely on the express representations and warranties of Seller made in this Agreement and any other Closing Document, its own expertise, and that of Buyer's consultants in purchasing the Property.  ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY IS SOLELY FOR BUYER'S CONVENIENCE AND WAS OR WILL BE OBTAINED FROM A VARIETY OF SOURCES.  SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO (AND EXPRESSLY DISCLAIMS ALL) REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION (EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE CLOSING DOCUMENTS).  EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE CLOSING DOCUMENTS AND THE EXCLUDED CLAIMS, SELLER SHALL NOT BE LIABLE FOR ANY MISTAKES, OMISSIONS, MISREPRESENTATION OR ANY FAILURE TO INVESTIGATE THE PROPERTY NOR SHALL SELLER BE BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, APPRAISALS, ENVIRONMENTAL ASSESSMENT REPORTS, OR OTHER INFORMATION PERTAINING TO THE PROPERTY OR THE OPERATION THEREOF, FURNISHED BY (A) SELLER, (B) ANY PARTNERSHIP, LIMITED LIABILITY COMPANY, CORPORATION, TRUST OR OTHER ENTITY THAT HAS OR ACQUIRES A DIRECT OR INDIRECT INTEREST IN SELLER, (C) ANY DIRECT OR INDIRECT MEMBER, MANAGER, MANAGING MEMBER, PARTNER, ADVISOR, TRUSTEE, BENEFICIARY, DIRECTOR, OFFICER, SHAREHOLDER, EMPLOYEE, PARTICIPANT, REPRESENTATIVE OR AGENT IN OR OF SELLER OR OF ANY ENTITY THAT HAS OR ACQUIRES A DIRECT OR INDIRECT INTEREST IN SELLER, OR (D) ANY REAL ESTATE BROKER, AGENT, OR OTHER PERSON OR ENTITY ACTING ON SELLER'S BEHALF.  EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE CLOSING DOCUMENTS, BUYER WILL ACQUIRE THE PROPERTY SOLELY ON THE BASIS OF ITS OWN PHYSICAL AND FINANCIAL EXAMINATIONS, REVIEWS AND INSPECTIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE TITLE POLICY.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE CLOSING DOCUMENTS (INCLUDING, WITHOUT LIMITATION, SELLER'S REPRESENTATIONS AND WARRANTIES HEREIN AND THEREIN), SELLER SPECIFICALLY DISCLAIMS, AND NEITHER IT NOR ANY OTHER PERSON IS MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO BUYER AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY SELLER OR RELIED UPON BY BUYER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE PROPERTY, OR ANY PORTION THEREOF, INCLUDING BUT NOT LIMITED TO (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (v) ANY CLAIM BY BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, WITH RESPECT TO THE IMPROVEMENTS OR THE PERSONAL PROPERTY, AND (vi) THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTY, IT BEING THE EXPRESS INTENTION OF SELLER AND BUYER THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PROPERTY WILL BE CONVEYED AND TRANSFERRED TO BUYER IN ITS PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS”, WITH ALL FAULTS.  BUYER, WITH BUYER'S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS, RELEASES AND WAIVERS SET FORTH IN THIS AGREEMENT, AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF.  BUYER ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS, RELEASES, WAIVERS AND OTHER

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AGREEMENTS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT, AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE PROPERTY TO BUYER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMERS, RELEASES, WAIVERS AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT.

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(h)Release by Buyer.  Notwithstanding any other provisions contained herein, or in any Closing Document, to the contrary (including, without limitation, any language providing for survival of certain provisions hereof or thereof), Buyer hereby acknowledges and agrees that (a) prior to Closing, Buyer's sole recourse in the event of a breach by Seller under this Agreement only shall be as set forth in Section 5.1 hereof, and (b) Seller shall, upon consummation of Closing, be deemed to have satisfied and fulfilled all of Seller's covenants, indemnities, and obligations contained in this Agreement which do not expressly survive Closing and the documents delivered pursuant hereto, and Seller shall have no further liability to Buyer or otherwise with respect to this Agreement, the Property, the transfers contemplated hereby, or any documents delivered pursuant hereto, except to the extent of any obligation or liability Seller may expressly have under this Agreement or the Closing Documents or with respect to any Excluded Claim.  Except for the Excluded Claims or as otherwise provided in this Agreement and any of the Closing Documents, Buyer hereby waives its right to recover from, and fully and irrevocably releases Seller and its Indemnified Parties from any and all Claims that it may now have or hereafter acquire against any Seller or any of the Indemnified Parties arising from or related to any defects, errors, omissions or other conditions, latent or otherwise, affecting the Property, any Hazardous Materials affecting the Property, and any right of contribution or private right that Buyer may now or hereafter acquire against Seller with respect to the Property under Environmental Laws and in the regulations adopted and publications promulgated pursuant to such Environmental Laws (as such laws and regulations may be amended, supplemented or replaced from time to time).

(i)Excluded Claims.  Notwithstanding anything to the contrary contained in this Section 3.2 or elsewhere in this Agreement, the parties acknowledge and agree that the waivers and releases by Buyer set forth in this Section 3.2 or elsewhere in this Agreement or any Closing Document shall not apply to, limit or affect, and the released Claims shall expressly not include, any Claims resulting or arising from any of the following (each, an “Excluded Claim”)  (i) a breach or inaccuracy of any representation or warranty of Seller set forth in this Agreement or any of the Closing Documents or a breach of any Seller covenant set forth in this Agreement that expressly survives the Closing or in a Closing Document, (ii) Seller's fraud, intentional misrepresentation, or intentional omission, (iii) third party tort claims arising prior to the Closing Date, (iv) the Surviving Obligations of Seller including all of Seller's indemnity obligations set forth in this Agreement, and any obligations arising under any of the Closing Documents that expressly survive the Closing, or (v) obligations or matters under the Buyer-Seller Lease.

(j)Survival.  The provisions of Sections 3.2(f)-(i) shall survive the Closing or any earlier termination of this Agreement and delivery of the Deed.

ARTICLE IV
TITLE AND SURVEY

Section 4.1Title to Real Property.  Buyer has obtained or will obtain (a) a commitment to issue an owner's policy of title insurance with respect to the Property issued by the Title Company in favor of Buyer (the “Title Commitment”), and (b) copies of all recorded documents referred to on

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Schedule B of the Title Commitment as exceptions to coverage (the “Title Documents”).   As of the Effective Date, Buyer has approved the exceptions to title shown on Schedule B to Exhibit F attached hereto and the matters disclosed on the Survey, and the same shall be deemed Permitted Exceptions.

Section 4.2Certain Exceptions to Title.  Notwithstanding anything to the contrary in this Agreement, Seller will be obligated to remove or cure on or before the Closing, in each case, exceptions to title to the Property which are (a) mortgage liens or other monetary liens affecting the Property (except to the extent created by or arising from the acts or omissions of a Buyer Party) and which shall include, without limitation, the mortgage lien in favor of MidCap Financial Trust, (b) mechanics' and materialmen's liens affecting the Property (except to the extent created by or arising from the acts or omissions of a Buyer Party), (c) code violations and other violations with respect to the Property that can be satisfied by payment of a liquidated amount or bonding, (d) encumbrances that have been placed against the Property by, through or under Seller after the date of this Agreement without Buyer's prior written consent (other than in connection with the anticipated EURs shown on Exhibit L), (e) so called “standard” exceptions that can be removed from the Title Policy by Seller’s delivery of the Owner’s Affidavit, and (f) tax liens for real property taxes and assessments which are due and payable or any judgment liens (the liens described in clauses (a) through (f) are collectively referred to as, “Seller’s Required Removal Items”).  It is understood and agreed that the marketability of title herein required to be conveyed by Seller shall be determined in accordance with the Standards of Title of the Connecticut Bar Association now in effect (the “Title Standards”) and Sections 47-33b through 47-33l of the Connecticut General Statutes, amended (the “Connecticut Marketable Record Title Act”).  It is also agreed that any and all defects in or encumbrances against the title which come within the scope of said Title Standards or the Connecticut Marketable Record Title Act shall not constitute a valid objection on the part of Buyer if such Title Standards or the Connecticut Marketable Record Title Act do not recommend that any corrective or curative action is necessary in circumstances substantially similar to those presented by such encumbrance or lien, provided that (i) Seller furnishes any affidavits or other instruments which may be required by the applicable Title Standards or the Connecticut Marketable Record Title Act, as applicable,  and (ii) the Title Company will issue a commitment to provide the Title Policy (as defined below) at standard rates without exception for such item or insuring against loss or damage arising therefrom.  Where the Connecticut Marketable Record Title Act and the Standards of Title conflict or are found to be inconsistent, the Connecticut Marketable Record Title Act shall control. Notwithstanding anything to the contrary contained herein, on or before Closing, Seller shall provide the Title Company with any documentation, including, without limitation, any commercially reasonable indemnity agreements in favor of the Title Company with respect to the United Therapeutics Buildout as may be reasonably necessary for the Title Company to provide the Title Policy and to insure Buyer’s lender’s interest in the policy, without any exceptions related to the United Therapeutics Buildout; provided, however, that, if the Title Policy includes a general exception for mechanic’s liens, Seller shall also provide a commercially reasonable indemnity agreement in favor of Buyer with respect to mechanics liens related to the United Therapeutics Buildout.

Section 4.3[Reserved].

Section 4.4Additional Title Matters.  In the event that the Title Commitment is amended or supplemented by the Title Company to include new exceptions not created by or arising from the acts or omissions of a Buyer Party, its Affiliates or any of their respective agents, contractors, employees or licensees, and any such new exceptions do not appear on the Title Commitment

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delivered to Buyer dated as of March 9, 2021, then Buyer shall have five (5) Business Days following Buyer's receipt of any such amended or supplemented Title Commitment to notify Seller of its disapproval of any such exceptions disclosed in the amended or supplemented Title Commitment.  In the event any such exception is not included within Seller’s Required Removal Items and Seller is unwilling to commit to remove any such exceptions objected to by Buyer prior to Closing, Buyer may terminate this Agreement by delivering notice thereof in writing to Seller by the earlier to occur of (i) the Close of Escrow or (ii) five (5) Business Days after Seller's written notice to Buyer of Seller's unwillingness to eliminate any one or more of such title exceptions.  If Buyer terminates this Agreement pursuant to its rights set forth in the preceding sentence, the Deposit shall be promptly returned to Buyer by Escrow Holder and, if any such new exceptions were executed and recorded by Buyer,  Seller shall reimburse Buyer for its Transaction Costs (as hereinafter defined), and neither party shall have any further obligations under this Agreement, except that if such new exception arises solely as a result of a default by Seller under this Agreement, then notwithstanding the foregoing, Buyer shall be entitled to all rights and remedies provided in this Agreement upon the occurrence of a default by Seller.

Section 4.5Title Insurance.  At Closing, and as a condition thereto for Buyer's benefit, the Title Company shall issue to Buyer or be irrevocably committed to issue to Buyer a standard coverage ALTA owner's form title policy (the “Title Policy”), in the amount of the Purchase Price, insuring that fee simple title to the Real Property is vested in Buyer subject only to the Permitted Exceptions and in accordance with the Connecticut Marketable Record Title Act.  Buyer shall be entitled to request that the Title Company provide extended coverage and/or such endorsements (or amendments) to the Title Policy as Buyer may reasonably require, provided that (a) the premium for such extended coverage and/or endorsements (or amendments) requested by Buyer shall be at no cost to, and shall impose no additional liability (except for the delivery of the Owner's Affidavit and any other documents Seller expressly agrees to execute) on, Seller, and (b) unless specifically included by Buyer as a requirement in Buyer’s Title Notice, Buyer’s obligations under this Agreement shall not be conditioned upon Buyer’s ability to obtain such extended coverage and/or endorsements and, if Buyer is unable to obtain such extended coverage and/or endorsements, Buyer shall nevertheless be obligated to proceed to close the transaction contemplated by this Agreement without reduction of or set off against the Purchase Price.

ARTICLE V
REMEDIES AND DEPOSIT INSTRUCTIONS

Section 5.1Seller Default.  If the sale of the Property is not consummated due to the permitted termination of this Agreement by Buyer as expressly provided in this Section 5.1 or due to the failure of a condition precedent set forth in Section 9.2(c) (except in the event that such condition precedent was not satisfied because of a default by Buyer under this Agreement), the Deposit shall be returned to Buyer, Seller shall reimburse Buyer for Buyer’s actual reasonable out-of-pocket, third party costs and fees incurred by Buyer in connection with the transaction contemplated by this Agreement not to exceed a total aggregate amount of One Hundred Fifty Thousand and 00/Dollars ($150,000.00) (the “Transaction Costs”) and Buyer will have no liability hereunder except for the Surviving Obligations.  If the sale of the Property is not consummated due to a breach or default by Seller in the performance of any of its obligations under this Agreement, Buyer shall be entitled, as its sole and exclusive remedy, either:  (a) to terminate this Agreement and receive the return of the Deposit, together with a reimbursement to Buyer for its Transaction Costs, whereupon the parties shall be released from all further obligations under this Agreement, except the Surviving Obligations;

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or (b) to enforce specific performance of the sale of the Property pursuant to this Agreement.  Buyer shall be deemed to have elected to terminate this Agreement and receive back the Deposit and a reimbursement of the Transaction Costs as set forth hereinabove if Buyer fails to file suit for specific performance against Seller in a court prescribed by Section 11.4 hereof, on or before sixty (60) days following the date upon which Closing was to have occurred (and Seller shall not be obligated to reimburse the Transaction Costs until Buyer has so elected or been deemed to have so elected).  Notwithstanding the foregoing, nothing contained herein shall limit Buyer's remedies at law, in equity or as herein provided in the event Seller shall convey or encumber all or any interest in the Property to or in favor of a party other than Buyer in violation of the terms hereof.  Except in connection with a claim brought under the preceding sentence, each of Seller and Buyer hereby waives any claim for special, punitive, or consequential damages with respect to this Agreement.  Nothing in this Section 5.1 shall be deemed to limit a party’s right to recover reasonable third-party attorneys' fees pursuant to Section 11.8.

Section 5.2BUYER DEFAULT; LIQUIDATED DAMAGES.  IF THE SALE IS NOT CONSUMMATED SOLELY DUE TO A DEFAULT BY BUYER HEREUNDER or due to the failure of a condition precedent set forth in Section 9.2(b) (except in the event that such condition precedent was not satisfied because of a default by Seller under this Agreement), THEN SELLER SHALL RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES, WHICH RETENTION SHALL OPERATE TO TERMINATE THIS AGREEMENT AND RELEASE BUYER FROM ANY AND ALL LIABILITY HEREUNDER EXCEPT FOR THE SURVIVING OBLIGATIONS.  THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE SOLELY DUE TO BUYER'S DEFAULT, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE.  BUYER DESIRES TO LIMIT THE AMOUNT OF DAMAGES FOR WHICH BUYER MIGHT BE LIABLE SHOULD THE CLOSING NOT OCCUR AS A RESULT OF BUYER'S DEFAULT UNDER THIS AGREEMENT.  BUYER AND SELLER WISH TO AVOID THE COSTS AND LENGTHY DELAYS WHICH WOULD RESULT IF SELLER FILED A LAWSUIT TO COLLECT ITS DAMAGES FOR THE FAILURE OF THE CLOSING DUE TO BUYER'S DEFAULT UNDER THIS AGREEMENT.  AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE EFFECTIVE DATE, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT.  BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION.  NOTHING IN THIS SECTION 5.2 SHALL BE DEEMED TO LIMIT SELLER'S RIGHT TO RECOVER REASONABLE THIRD-PARTY ATTORNEYS' FEES PURSUANT TO SECTION 11.8 BELOW.

Section 5.3Escrow Instructions.  The Escrow Holder joins in this Agreement to evidence its agreement to act in accordance with the terms and conditions of this Agreement.  Further, the following provisions shall control with respect to the rights, duties and liabilities of the Escrow Holder.

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(a)The Escrow Holder acts hereunder as a depository only and is not responsible or liable in any manner whatsoever for the (i) sufficiency, correctness, genuineness or validity of any written instrument, notice or evidence of a party's receipt of any instruction or notice which is received by the Escrow Holder, or (ii) identity or authority of any person executing such instruction notice or evidence.

(b)The Escrow Holder shall have no responsibility hereunder except for the performance by it in good faith of the acts to be performed by it hereunder, and the Escrow Holder shall have no liability except for its own willful misconduct or gross negligence.

(c)The Escrow Holder shall be reimbursed on an equal basis by Buyer and Seller for any reasonable expenses incurred by the Escrow Holder arising from a dispute with respect to the amount held in escrow, including the cost of any legal expenses and court costs incurred by the Escrow Holder, should the Escrow Holder deem it necessary to retain an attorney with respect to the disposition of the amount held in escrow.

(d)In the event of a dispute between the parties hereto with respect to the disposition of the amount held in escrow, the Escrow Holder shall be entitled, at its own discretion, to deliver such amount to an appropriate court of law pending resolution of the dispute.

(e)The Escrow Holder shall invest the amount in escrow in accounts which are federally insured or which invest solely in government securities and shall be applied in accordance with the terms of this Agreement.  Interest earned thereon shall be added to the funds deposited by Buyer.

Section 5.4Designation of Reporting Person.  In order to assure compliance with the requirements of Section 6045 of the Internal Revenue Code of 1986, as amended (for purposes of this Section 5.4, the “Code”), and any related reporting requirements of the Code, the parties hereto agree as follows:

(a)Provided the Escrow Holder shall execute a statement in writing (in form and substance reasonably acceptable to the parties hereunder) pursuant to which it agrees to assume all responsibilities for information reporting required under Section 6045(e) of the Code, Seller and Buyer shall designate the Escrow Holder as the person to be responsible for all information reporting under Section 6045(e) of the Code (the “Reporting Person”).  If the Escrow Holder refuses to execute a statement pursuant to which it agrees to be the Reporting Person, Seller and Buyer shall agree to appoint another third party as the Reporting Person.

(b)Seller and Buyer hereby agree:

(i)to provide to the Reporting Person all information and certifications regarding such party, as reasonably requested by the Reporting Person or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; and

(ii)to provide to the Reporting Person such party's taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Reporting Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Reporting Person is correct.

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Each party hereto agrees to retain this Agreement for not less than four (4) years from the end of the calendar year in which the Closing occurred, and to produce it to the Internal Revenue Service upon a valid request therefor.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SELLER

Section 6.1Representations and Warranties of Seller.  Subject to the provisions of Section 6.2, Seller makes the following representations and warranties with respect to the Property:

(a)Status.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business in the State of Connecticut.

(b)Authority.  The execution and delivery of this Agreement (and all ancillary documents delivered pursuant hereto including, without limitation, the Closing Documents) by Seller and the performance of its obligations hereunder and thereunder have been or will be duly authorized by all necessary action on the part of Seller, and this Agreement constitutes the legal, valid and binding obligation of Seller, subject to equitable principles and principles governing creditors' rights generally.

(c)Non-Contravention.  Except as set forth on attached Exhibit C, the execution and delivery of this Agreement by Seller and the consummation of the transactions by Seller contemplated hereby or in the other Closing Documents will not (i) violate any judgment, order, injunction, decree, regulation or ruling of any court or Governmental Entity or (ii) conflict with, result in a breach of, or constitute a default under the organic documents of Seller, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Seller is a party or by which Seller may be bound.

(d)Suits and Proceedings.  Except as set forth on attached Exhibit C, there are no legal actions, suits or similar proceedings at law, in equity, or otherwise pending and served or, to Seller's actual knowledge, threatened in writing against Seller (with respect to the Property, as opposed to actions against Seller as a going concern) or the Property which would be reasonably likely to adversely affect, individually or in the aggregate, (i) the ability of Seller to perform its obligations hereunder, or (ii) the ownership or operation of the Property.

(e)Non-Foreign Entity.  Seller is not a “foreign person” or “foreign corporation” as those terms are defined in the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(f)Consents.  Except as set forth on attached Exhibit C, no consent, waiver, approval or authorization is required from any Person (that has not already been obtained) in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of the transactions contemplated hereby.

(g)Condemnation.  Seller has not received any written notice of any pending or contemplated condemnation or action in eminent domain from a Governmental Entity with respect to all or part of the Property.

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(h)Bankruptcy.  Seller has not (i) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceedings, to hold, administer and/or liquidate all or substantially all of its property, or (iii) made an assignment for the benefit of creditors.

(i)Governmental Notices.  Except as set forth on attached Exhibit C, Seller has not received written notice from any Governmental Entity of (i) any pending or threatened zoning, building, fire, or health code violations or violations of other governmental requirements or regulations with respect to the Property that have not previously been corrected, (ii) violations with respect to the Title Documents that have not previously been corrected, or (iii) violation of any applicable laws, ordinances, rules, requirements, regulations or codes of any governmental agency, body or subdivision thereof bearing on the Property.

(j)Leases and Occupancy Agreements; Contracts.  Except as set forth on attached Exhibit C and except for the Access Agreement and the other agreements disclosed in the Official Records, there are no Leases or other agreements for occupancy or any property management contracts, real property service contracts, construction contracts, reciprocal easement agreements, or any other contracts related to the leasing, subleasing, ownership, operation, maintenance, construction or development of any part of the Real Property to which Seller is a party, or, to Seller’s knowledge, to which any other Person is a party, which would be binding on Buyer after Closing.

(k)Environmental.  Except as set forth on attached Exhibit C, Seller has not received written notice from any Governmental Entity or third party concerning (i) a violation, or alleged violation, of any applicable Environmental Laws with respect to the Property, (ii) any existing, pending, or threatened investigation or inquiry of Seller or the Property by any Governmental Entity, other than Wyeth’s ongoing requirements under the CT Transfer Act, or (iii) any remedial obligations with respect to Seller or the Property under any Environmental Laws, other than Wyeth’s ongoing obligations under the CT Transfer Act. Seller has not given or received any written notices of default under the Access Agreement and no claims for indemnification have been made pursuant to the Access Agreement.

(l)Patriot Act.  Seller is in compliance with all applicable anti-money laundering and anti-terrorist laws, regulations, rules, executive orders and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act (“BSA”), as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, Title III of the USA PATRIOT Act (the “Patriot Act”), and other authorizing statutes, executive orders and regulations administered by OFAC, and related Securities and Exchange Commission, SRO or other agency rules and regulations, and has policies, procedures, internal controls and systems that are reasonably designed to ensure such compliance.

(m)OFAC.  None of:  (i)  Seller, any Affiliate of Seller nor any Person controlled by Seller; nor (ii) to the actual of knowledge of Seller, after making due inquiry, any Person who owns a controlling interest in or otherwise controls Seller; nor (iii) to the best of Seller's knowledge, after making due inquiry, any Person otherwise having a direct or indirect beneficial interest (other than with respect to an interest in a publicly traded entity) in Seller; nor (iv) any Person for whom Seller

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is acting as agent or nominee in connection with this investment, is a country, territory, Person, organization, or entity named on an OFAC List, nor is a prohibited country, territory, Person, organization, or entity under any economic sanctions program administered or maintained by OFAC.

(n)Due Diligence Items.  The Due Diligence Items delivered to Buyer are in all material respects true, correct and complete originals or copies of the versions of the Due Diligence Items that Seller has in its files and Seller uses with respect to the operation of the Property. Seller has not received written notice from any Person that any information in the Due Diligence Items was not true, accurate or complete when provided to Seller.

Section 6.2Limited Liability.  The representations and warranties of Seller set forth in this Agreement, together with Seller's liability for the breach of any covenant set forth herein, will survive the Closing for a period expiring on the date that is nine (9) months after the Closing (unless Buyer has given written notice to Seller of a breach of any such representation or warranty (specifying the specific claim and breach) prior to the expiration of the nine (9) month period following Closing, in which event Buyer's right to recover amounts from Seller for such noticed breach of a representation or warranty shall survive such period).  Buyer will not have any right to bring any action against Seller as a result of any untruth or inaccuracy of such representations and warranties unless and until the aggregate amount of all liability and losses arising out of any such untruth or inaccuracy exceeds $100,000.00 (the “Basket”) in which event Buyer may claim indemnification for the full amount of such claim(s) up to the Indemnification Cap (as defined below), and Seller's liability for any untruth or inaccuracy of such representations and warranties shall not exceed, in the aggregate, $5,000,000.00 (the “Indemnification Cap”); it being understood and agreed, however, that such Basket and Indemnification Cap shall not apply to but shall expressly exclude Seller liabilities under Section 9.5 (Prorations and Closing Costs), and Section 9.8 (Tax Protests; Tax Refunds and Credits).  Seller shall have no liability with respect to any of Seller's representations, warranties and covenants herein if, prior to the Closing, Buyer has actual knowledge or Buyer obtains actual knowledge (within the meaning of Section 6.3) of any breach of a representation, warranty or covenant of Seller herein (from whatever source, including, without limitation, as a result of Buyer's due diligence or as a result of written disclosure by Seller or Seller's agents and employees) that contradicts any of Seller's representations and warranties herein, and Buyer nevertheless consummates the transaction contemplated by this Agreement. The provisions of this Section 6.2 shall survive the Closing or any earlier termination of this Agreement and delivery of the Deed.

Section 6.3Knowledge Parties.

(a)If a representation, warranty or other statement is made in this Agreement or in any document or instrument to be delivered at Closing pursuant to this Agreement, on the basis of the “knowledge,” “actual knowledge” or “best of knowledge” (or similar phrases) of Seller then such representation, warranty or other statement is made based on the actual, current, conscious express awareness of facts or other information of Steven Binder and David Thomson, as distinguished from implied, imputed and/or constructive knowledge, as of the Effective Date and as of any time thereafter up to and including the Closing, and without undertaking any special inquiry or investigation by such person(s).  Seller represents and warrants that such persons are the most knowledgeable employees of Seller with respect to (i) the representations and warranties made by Seller under this Agreement, (ii) the Property, and (iii) the transaction contemplated by this Agreement.  Seller is not under a duty of inquiry or investigation in order to make any such representation, warranty or other statement.

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(b)If a representation, warranty or other statement is made in this Agreement or in any document or instrument to be delivered at Closing pursuant to this Agreement, on the basis of the “knowledge,” “actual knowledge” or “best of knowledge” (or similar phrases) of Buyer then such representation, warranty or other statement is made based on the actual, current, conscious express awareness of facts or other information of Christopher Brewer, as distinguished from implied, imputed and/or constructive knowledge, as of the Effective Date and as of any time thereafter up to and including the Closing, and without undertaking any special inquiry or investigation by such person(s).  In all events, Buyer shall be deemed to have actual knowledge of the Due Diligence Materials that are in the diligence data room described in Section 3.1(a). Buyer represents and warrants to Seller that such individuals are the persons most knowledgeable in connection with the representations and warranties made by Buyer under this Agreement.  Buyer is not under a duty of inquiry or investigation in order to make any such representation, warranty or other statement.

Section 6.4Liability of Representations and Warranties.  The parties acknowledge that the individuals named above are named solely for the purpose of defining and narrowing the scope of Seller's and Buyer's knowledge, as applicable, and not for the purpose of imposing any liability on or creating any duties running from such individuals to the counterparty under this Agreement, as applicable.  Each of Seller and Buyer covenants that it will bring no action of any kind against such individuals, as applicable, or related to or arising out of these representations and warranties.

Section 6.5Notice of Breaches of Representations and Warranties.  Seller shall promptly notify Buyer in writing of any changed condition, receipt of notice or documentation, or acquired actual knowledge, that would cause any material inaccuracy of any representation or warranty of Seller contained herein (any such changed condition, received notice or documentation or acquired knowledge being defined as a “Changed Condition”).  Buyer shall promptly notify Seller in writing of any material inaccuracy in any representation or warranty of Seller contained herein of which Buyer obtains actual knowledge (within the meaning of Section 6.3) prior to the Close of Escrow (“Known Misrepresentation”).  Within five (5) Business Days after either notification in writing by Seller to Buyer of any such Changed Condition or notification by Buyer to Seller of any Known Misrepresentation, Seller, at Seller's own option and expense, may elect by written notice to Buyer to remedy the Changed Condition or Known Misrepresentation such that Seller's representations have no material inaccuracy, and the Closing Date may be extended for up to ten (10) calendar days after the scheduled Closing Date in order for Seller to effectuate such remedy.  If Seller does not elect to effectuate such remedy so as to cause Seller's representations to have no material inaccuracy, or if Seller so elects but then fails to complete such remedy within such ten (10) day period, then Buyer may elect, by written notice to Seller given at any time thereafter, to terminate this Agreement, in which event (i) neither Buyer nor Seller shall have any further obligation under this Agreement, except for the Surviving Obligations, (ii) the Deposit shall be promptly returned to Buyer by Escrow Holder and Seller shall reimburse Buyer for its Transaction Costs, and (iii) if such Changed Condition resulted from Seller's intentional acts and was not cured by Seller pursuant to the provisions above, then Seller shall be in breach of a material obligation under this Agreement and Buyer shall have the remedies set forth in Section 5.1.  If, notwithstanding Seller's election not to effectuate such remedy (or Seller's failure to complete such remedy within such ten (10) day period), Buyer elects to consummate the purchase of the Property, Seller shall not be liable to Buyer as a result of any inaccuracy in any representation or warranty of Seller contained herein that results from such Changed Condition or Known Misrepresentation identified in any such written notice from one party to the other.

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ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF BUYER

Section 7.1Buyer's Representations and Warranties.  Buyer represents and warrants to Seller the following:

(a)Status.  Buyer is a limited liability company duly organized or formed, validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business in the State of Connecticut.

(b)Authority.  The execution and delivery of this Agreement and the performance of Buyer's obligations hereunder have been or will be duly authorized by all necessary action on the part of Buyer and this Agreement constitutes the legal, valid and binding obligation of Buyer, subject to equitable principles and principles governing creditors' rights generally.

(c)Non-Contravention.  The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Governmental Entity or conflict with, result in a breach of, or constitute a default under the organic documents of Buyer, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Buyer is a party or by which it is bound.

(d)Consents.  No consent, waiver, approval or authorization is required from any Person (that has not already been obtained or, in the case of authorization by Buyer and its direct and indirect members, will be obtained prior to the Closing) in connection with the execution and delivery of this Agreement by Buyer or the performance by Buyer of the transactions contemplated hereby.

(e)Bankruptcy.  Buyer has not (i) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its property, or (iii) made an assignment for the benefit of creditors.

(f)Patriot Act.  Buyer is in compliance with all applicable anti-money laundering and anti-terrorist laws, regulations, rules, executive orders and government guidance, including the reporting, record keeping and compliance requirements of the BSA, as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, Title III of the Patriot Act, and other authorizing statutes, executive orders and regulations administered by OFAC, and related Securities and Exchange Commission, SRO or other agency rules and regulations, and has policies, procedures, internal controls and systems that are reasonably designed to ensure such compliance.

(g)OFAC.  None of:  (i) Buyer, any direct Affiliate of Buyer nor any Person controlled by Buyer; nor (ii) to the best of knowledge of Buyer, after making due inquiry, any Person who owns a controlling interest in or otherwise controls Buyer; nor (iii) to the best of knowledge of Buyer, after making due inquiry, if Buyer is a privately held entity, any Person otherwise having a direct or indirect beneficial interest (other than with respect to an interest in a publicly traded entity) in Buyer; nor (iv) any Person for whom Buyer is acting as agent or nominee in connection with this investment, is

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a country, territory, Person, organization, or entity named on an OFAC List, nor is a prohibited country, territory, Person, organization, or entity under any economic sanctions program administered or maintained by OFAC.

ARTICLE VIII
INTERIM OPERATING COVENANTS

Section 8.1Buyer-Seller Lease.  The parties acknowledge and agree that, pursuant and subject to the terms of the Buyer-Seller Lease, Seller, as tenant thereunder, shall occupy the Property from and after Closing without interruption.  Seller shall have no obligation to remove any personal property or otherwise vacate or discontinue use of the Property upon or after Closing, or to make repairs or improvements to the Property before, upon or following Closing, except as expressly provided in this Agreement or in the Buyer-Seller Lease.

Section 8.2Operation of Property.  Seller shall, from and after the Effective Date up to and including the Closing Date, maintain and repair the Property in substantially the same condition as the Property exists as of the Effective Date, reasonable wear and tear and the United Therapeutics Buildout excepted.  Furthermore, from and after the Effective Date up to and including the Closing Date, Seller shall comply with all covenants, conditions, restrictions, easements, rights of way and other rights of third parties relating to the Property.  Seller hereby covenants that, from the Effective Date up to and including the Closing Date, without the express prior written consent of Buyer, which may be granted or withheld in Buyer’s sole discretion, Seller shall not grant or otherwise create or consent to the creation of any easement, restriction, lien, assessment or encumbrance respecting the Property, including without limitation, any lease or license.

Section 8.3Insurance.  From and after the Effective Date to the Closing Date, Seller shall carry and maintain in full force and effect, at its sole cost and expense, the policies now in effect, including, without limitation, any fire and extended coverage insurance policies (or substitute policies in equal or greater amounts).

Section 8.4Transfers.  From and after the Effective Date to the Closing Date, Seller shall not sell, assign or transfer any interest or option in any portion of the Property, except in connection with the proposed EURs shown on Exhibit L.

Section 8.5Alterations.  Except for the United Therapeutics Buildout, from and after the Effective Date to the Closing Date, Seller shall not make or permit any capital improvements (or other improvements and alterations which would require Buyer’s consent as “Landlord” under the Buyer-Seller Lease) to any portion of the Property, without the express written consent of Buyer.

Section 8.6New Contracts.  Seller is not party to and will not enter into any service, supply, equipment rental and/or other service contracts related to the operation of the Property or other contract that will be an obligation affecting the Property subsequent to Closing, except (i) contracts expressly approved by Buyer or entered into in the ordinary course of business that are terminable without cause and without the payment of any termination penalty on not more than thirty (30) days’ prior notice, (ii) contracts that the Seller is either required or permitted to maintain in its own name under the terms of the Buyer-Seller Lease and are not binding on Buyer or the Property, and (iii) design, engineering, construction and similar contracts necessary for the United Therapeutics Buildout.

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ARTICLE IX
CLOSING AND CONDITIONS

Section 9.1Escrow Instructions.  Upon execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with the Escrow Holder, and this Agreement shall serve as escrow instructions to the Escrow Holder as the escrow holder for consummation of the purchase and sale contemplated hereby.  Seller and Buyer agree to execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable the Escrow Holder to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

Section 9.2Closing.

(a)Closing. The closing hereunder (“Closing” or “Close of Escrow”) shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made through escrow at Escrow Holder's office on the Closing Date.  Except as provided in this Agreement, such date may not be extended without the prior written approval of both Seller and Buyer, each in its sole and absolute discretion. At least two (2) Business Days prior to the Closing Date, Buyer shall request that the Escrow Holder prepare and deliver to Buyer and Seller a preliminary closing statement (the “Closing Statement”). On the Closing Date, Buyer shall deposit in escrow with the Escrow Holder the Purchase Price (subject to adjustments described in Section 9.5), together with all other costs and amounts to be paid by Buyer at the Closing pursuant to the terms of this Agreement, by Federal Reserve wire transfer of immediately available funds to an account to be designated by the Escrow Holder.  No later than 3:00 p.m. Eastern Time on the Closing Date and provided all conditions to Closing set forth in Section 9.2(c) have been satisfied, or waived or deemed waived by Buyer, (a) Buyer will cause the Escrow Holder to (i) pay to Seller by Federal Reserve wire transfer of immediately available funds to an account designated by Seller, the Purchase Price (subject to adjustments described in Section 9.5), less any costs or other amounts to be paid by Seller at Closing pursuant to the terms of this Agreement, and (ii) pay all appropriate payees the other costs and amounts to be paid by Buyer at Closing pursuant to the terms of this Agreement and (b) to otherwise pay to the appropriate payees out of the proceeds of Closing payable to Seller all costs and amounts to be paid by Seller at Closing pursuant to the terms of this Agreement.

(b)Seller Closing Conditions.  It shall be a condition precedent to Seller's obligation to sell the Property that:

(i)all of Buyer's representations and warranties contained in or made pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date;

(ii)there shall be no material breach of Buyer's covenants and obligations set forth in this Agreement; and

(iii)Buyer shall have delivered the items described in Section 9.4 to Seller or to Escrow Holder, as applicable.

It is understood and agreed that Seller may waive any such condition precedent in Seller's sole and absolute discretion.  In the event any such condition is not timely satisfied (except in the event that such condition precedent was not satisfied because of a default by Seller under this Agreement) or

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waived by Seller, then the same shall be a material breach of this Agreement by Buyer and Seller shall have the remedies set forth in Section 5.2.  Buyer hereby covenants that it shall exercise reasonable and diligent efforts to cause the conditions set forth in this Section 9.2(b) and the condition set forth in Section 9.2(c)(iv) below to be fully satisfied by the Closing Date.

(c)Buyer Closing Conditions.  The following shall each constitute a condition precedent to Buyer's obligation to consummate the Closing hereunder:

(i)all of Seller's representations and warranties contained in or made pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date;

(ii)there shall be no material breach of Seller's covenants and obligations set forth in this Agreement;

(iii)Seller shall have delivered the items described in Section 9.3 to Buyer or to Escrow Holder;

(iv)the Title Company shall be unconditionally committed to issue the Title Policy (subject only to the payment of the premium, satisfaction of all requirements set forth in the Title Commitment, delivery by Buyer to the Title Company of all documents and instruments requested by the Title Company from Buyer and payment of all other amounts specified in this Agreement to be paid by Buyer) showing no exceptions other than the Permitted Exceptions;

(v)Subject to Section 10.1, the Property shall be in substantially the same condition as it existed on the Effective Date, subject to ordinary wear and tear and the United Therapeutics Buildout; and

(vi)There shall not have been any material adverse change with respect to the financial condition or operations of the Seller.

It is understood and agreed that Buyer may waive any such condition precedent in Buyer's sole and absolute discretion; and Buyer’s failing to terminate this Agreement prior to the Closing shall be deemed to constitute Buyer’s waiver of such conditions precedents; provided, however, nothing set forth herein shall constitute a waiver of Buyer's post-Closing remedies for any Changed Condition of which Buyer did not have actual knowledge (within the meaning of Section 6.3) prior to the Closing.   In the event any such condition is not timely satisfied (except in the event that such condition precedent was not satisfied because of a default by Buyer under this Agreement) or waived by Buyer, then Buyer shall have the right to terminate this Agreement by written notice to Seller and Escrow Holder, in which event, Buyer shall be entitled to the immediate return of the Deposit and all interest accrued thereon; provided, however, that, to the extent, any of the condition precedents set forth in sub-sections (i), (ii), (iii), (v) and (vi), is not satisfied, Buyer shall also receive a reimbursement of its Transaction Costs.  Seller hereby covenants that it shall exercise reasonable and diligent efforts to cause the conditions set forth in this Section 9.2(c) to be fully satisfied by the Closing Date.

Section 9.3Seller's Closing Documents and Other Items.  At or before Closing, Seller shall deposit into escrow the following items:

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(a)a duly executed and acknowledged Special Warranty Deed in the form of attached Exhibit F (the “Deed”);

(b)two (2) duly executed counterparts of the Buyer-Seller Lease and one (1) duly executed and acknowledged counterpart of a memorandum of the Buyer-Seller Lease;

(c)two (2) duly executed counterparts of the ROFR and one (1) duly executed and acknowledged Memorandum of ROFR;

(d)Intentionally deleted

(e)two (2) duly executed counterparts of an Omnibus Assignment and Assumption Agreement in the form of attached Exhibit H (the “Omnibus Assignment”);

(f)an affidavit pursuant to Section 1445(b)(2) of the Code, on which Buyer is entitled to rely, that Seller (or, if Seller is a disregarded entity for federal income tax purposes, the person treated as the owner of the Property for such purposes) is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code;

(g)a duly executed counterpart of the CT Transfer Act Filings with Seller signing as “Transferor” and Seller or an Affiliate signing as “Certifying Party” along with the appropriate DEEP filing fee;

(h)a duly completed and signed real estate conveyance tax return for the Property (the “Transfer Tax Forms”);

(i)documentation to establish to Buyer's reasonable satisfaction and the Title Company's satisfaction the due authority of Seller's disposition of the Property and Seller's delivery of the documents required to be delivered by Seller pursuant to this Agreement (including, but not limited to, the organizational documents of Seller, as they may have been amended from time to time, resolutions of Seller and incumbency certificates of Seller);

(j)a duly executed certificate, stating that each of the representations and warranties of Seller set forth in this Agreement are, as of the Closing Date, true and accurate in all material respects, duly authorized and executed by Seller, in the form of attached Exhibit I (the “Seller's Certificate”);

(k)a duly executed title affidavit in the form of Exhibit K (the “Owner's Affidavit”);

(l)two (2) duly executed counterparts of the Access and Remediation Agreement;

(m)a counterpart signature to the Closing Statement executed by Seller; and

(n)such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the purchase of the Property as expressly contemplated by this Agreement.

Section 9.4Buyer's Closing Documents and Other Items.  At or before Closing, Buyer shall deposit into escrow the following items:

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(a)the balance of the Purchase Price and such additional funds as are necessary to close this transaction;

(b)two (2) duly executed counterparts of the Buyer-Seller Lease and one (1) duly executed and acknowledged counterpart of a memorandum of the Buyer-Seller Lease;

(c)two (2) duly executed counterparts of the ROFR and one (1) duly executed and acknowledged Memorandum of ROFR;

(d)two (2) duly executed counterparts of the Omnibus Assignment;

(e)documentation to establish to Seller's reasonable satisfaction the due authority of Buyer's acquisition of the Property and Buyer's delivery of the documents required to be delivered by Buyer pursuant to this Agreement (including, but not limited to, the organizational documents of Buyer, as they may have been amended from time to time, resolutions of Buyer and incumbency certificates of Buyer);

(f)a duly executed counterpart of the CT Transfer Act Filings with Buyer signing as “Transferee”;

(g)if applicable, signed Transfer Tax Forms;

(h)a duly executed certificate, stating that each of the representations and warranties of Buyer set forth in this Agreement are, as of the Closing Date, true and accurate in all material respects, duly authorized and executed by Buyer, in the form of attached Exhibit J (the “Buyer's Certificate”);

(i)two (2) duly executed counterparts of the Access and Remediation Agreement;

(j)a counterpart signature to the Closing Statement executed by Buyer; and

(k)such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the purchase of the Property as contemplated by this Agreement.

Section 9.5Prorations and Closing Costs.

(a)Real estate and personal property taxes, utilities and all other proratable items shall remain the responsibility of Seller pursuant to the Buyer-Seller Lease and all payments of the same that may be due and payable as of Closing shall remain Seller’s responsibility; provided, however, that solely for accounting purposes, all such proratable items paid by Seller upon Closing but attributable to amounts accruing on and after of 12:01 a.m. Eastern Time on the Closing Date shall be credited to Seller’s obligation to pay such expenses as the “tenant” under the Buyer-Seller Lease.

(b) Seller shall pay (i) one-half of the Escrow Holder's escrow and settlement fees, (ii)  all state and municipal conveyance taxes unless otherwise exempt, (iii) intentionally omitted, (iv) fees for the release of Seller’s Required Removal Items, and (v) any additional costs and charges customarily charged to sellers in accordance with the closing customs and practices of the Fairfield County Bar Association, other than those costs and charges specifically required to be paid by Buyer

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hereunder.  Buyer shall pay (A) one-half of the Escrow Holder's escrow and settlement fees, (B) intentionally omitted, (C) the costs for all title insurance search fees and commitment fees, and all premiums for the Title Policy and any endorsements thereto, (D) the costs of preparing the Survey or otherwise conforming the Survey to the requirements for issuance of such Title Policy, (E) the cost of all third party studies and reports obtained by Buyer in connection with Buyer's inspections and investigations, and (F) any additional costs and charges customarily charged to buyers in accordance with the closing customs and practices of the Fairfield County Bar Association, other than those costs and charges specifically required to be paid by Seller hereunder.

Section 9.6Brokers.  Buyer represents and warrants to Seller that, other than Raymond James & Associates (whose commission shall be payable by Buyer pursuant to a separate written agreement), it did not employ or use any broker or finder to arrange or bring about this transaction, and that there are no claims or rights for brokerage commissions or finder's fees in connection with the transactions contemplated by this Agreement.  Seller represents and warrants to Buyer that, other than Cushman & Wakefield (whose commission shall be payable by Seller pursuant to a separate written agreement), Seller has not employed any broker with respect to this transaction.  If any Person, other than Raymond James & Associates, brings a claim for a commission or finder's fee based upon any contact, dealings, or communication with Buyer in connection with the transactions contemplated by this Agreement, then Buyer shall defend Seller from such claim, and shall indemnify Seller and hold Seller harmless from any and all Claims incurred by Seller with respect to the claim.  If any Person, other than Cushman & Wakefield, brings a claim for a commission or finder's fee based upon any contact, dealings, or communication with Seller in connection with the transactions contemplated by this Agreement, then Seller shall defend Buyer from such claim, and shall indemnify Buyer and hold Buyer harmless from any and all Claims incurred by Buyer with respect to the claim.  The provisions of this Section 9.6 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement and shall not be subject to the limitation set forth in Section 6.2.

Section 9.7Expenses.  Except as provided in Sections 9.5 and 9.6, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation in the case of Buyer, all third-party engineering and environmental review costs and all other due diligence costs.

Section 9.8Tax Protests; Tax Refunds and Credits.  Seller shall have the right to control the progress of and to make all decisions with respect to any contest of the real estate taxes and personal property taxes for the Real Property due and payable during all tax years through and including the tax year in which the Closing occurs (the “Closing Tax Year”); provided Seller shall keep Buyer reasonably informed regarding the status of any contest with respect to the taxes attributable to such period.  To the extent any real estate or personal property tax refunds or credits are received after Closing with respect to the Property and such refunds or credits are attributable to real estate and personal property taxes paid for any tax year prior to and including the Closing Tax Year, Seller shall be entitled to the entirety of such refunds and credits.  Any contest of the real estate taxes and personal property taxes for the Property due and payable for all years subsequent to the Closing Tax Year, and any real estate or personal property tax refunds or credits attributable to such period, shall be governed by the terms of the Buyer-Seller Lease.

CASUALTY AND CONDEMNATION

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Section 10.1Casualty.  If all or any part of the Property is damaged by fire or other casualty occurring after the Effective Date and prior to Closing, whether or not such damage affects a material part of such Property, then:

(a)Notice.  Seller shall provide written notice thereof to Buyer within three (3) days of such fire or casualty.

(b)Assignment of Insurance; Repairs.  Subject to the rights in Section 10.1(c)(i) below, neither of the parties shall have the right to terminate this Agreement and the parties shall nonetheless consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of said destruction or damage.  In such event, Seller shall assign to Buyer and Buyer shall have the right to make a claim for and to retain any casualty insurance proceeds payable under Seller’s casualty insurance policies (if any) in effect with respect to the Property on account of said physical damage or destruction.  In addition to assigning all rights under and proceeds payable under casualty insurance policies with respect to such damage and destruction, Seller shall also pay to Buyer an amount equal to any “deductible” under such policies.  In the event Seller, as a result of such casualty, must remedy unsafe conditions (i) to protect the Property or (ii) to preserve the health and safety of persons or to prevent damage to property, (each an “Unsafe Condition”; and collectively the “Unsafe Conditions”), and in the event such amount spent by Seller to remedy the Unsafe Condition shall exceed the amount of the deductible on such casualty insurance policy, then Buyer shall deliver such excess amount to Seller, within thirty (30) days of, if and to the extent of, its receipt of any casualty insurance proceeds received on account of such fire or casualty but only to the extent such expense is approved in writing by Buyer prior to Seller incurring such expense, which approval shall not be unreasonably withheld or delayed; provided, however, Seller may elect to bear such expense at its sole cost and expense.  Seller need not obtain the consent of Buyer prior to causing the remedy of an Unsafe Condition, provided however, other than an Unsafe Condition, Seller shall not remedy or repair any damage or destruction on account of such fire or casualty without the consent of Buyer, which consent shall not be unreasonably withheld or delayed, and in the event such amount spent by Seller to remedy or repair the condition consented to by Buyer exceeds the amount of the deductible on such casualty insurance policy, then Buyer shall deliver such excess amount to Seller, within thirty (30) days of its receipt of any casualty insurance proceeds received on account of such fire or casualty, but in no event greater than ninety (90) days from the date of such fire or casualty; provided, however, in no event shall Buyer be required to deliver to Seller an amount in excess of the casualty proceeds actually received by Buyer. Notwithstanding the foregoing, should the casualty not have been repaired prior to Closing then any proceeds of insurance with respect to such casualty actually received by Seller shall be handled pursuant to the terms of the Buyer-Seller Lease.

(c)Termination Right.  Notwithstanding any of the preceding provisions of this Section 10.1, if Substantial Damage (as defined below) shall occur to the Property by fire or other insured casualty prior to Closing, then:

(i)Buyer shall have the right to terminate this Agreement by giving a written notice of termination to Seller within ten (10) Business Days after Buyer receives a written estimate of the estimated time to repair and cost to repair and/or replace the damage caused by the casualty, obtained pursuant to Section 10.2 below.  In the event of any termination by Buyer pursuant to this Section 10.1(c), then the Deposit, together with all interest earned thereon, shall be promptly returned to Buyer by Escrow Holder, and this Agreement shall be

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and become null and void, and neither Party shall have any further rights or obligations hereunder, except for the Surviving Obligations.  As used in this Section 10.1, “Substantial Damage” shall mean such damage that would cost at least Five Million and 00/100 U.S. Dollars (US $5,000,000.00) to repair.

(ii)If Buyer does not timely give Seller notice of a termination pursuant Section 10.1(c)(i), then Buyer shall be deemed to have waived its right contained in Section 10.1(c)(i) to terminate this Agreement, and Buyer’s obligations under this Agreement shall remain in effect notwithstanding such casualty.

Section 10.2Time for Repair.  The estimated cost to repair and/or restore and the estimated time to complete such repairs contemplated in Section 10.1 shall be established by estimates obtained by independent contractors retained by Seller, subject to the reasonable approval of Buyer.  The Closing Date may be extended up to a maximum extension of ninety (90) calendar days as reasonably required to obtain such estimates, determine the availability and amount of insurance proceeds and give the notices required under this Article X.  Seller and Buyer shall cooperate and exercise due diligence to obtain damage estimation and insurance proceeds.

Section 10.3Condemnation.  If, prior to Closing, any part of the Property is taken (other than a temporary Taking or a Taking which does not materially interfere with the use of or access to the Property), or if Seller shall receive an official notice from any Governmental Entity having eminent domain power over all or any part of the Property of its intention to take, by eminent domain proceeding, any material part of the Property (a “Taking”), then Buyer shall have the option, exercisable within twenty (20) days after receipt of written notice of such Taking, (and if necessary, Closing Date shall be extended to give the full period to make such election) time being of the essence, to terminate this Agreement by delivering notice thereof to Seller (a copy of such notice of termination shall be given to Escrow Holder), whereupon the Deposit, together with all interest earned thereon, shall be promptly returned to Buyer by Escrow Holder and this Agreement shall be deemed canceled and of no further force or effect, and neither Party shall have any further rights or liabilities against or to the other except for the Surviving Obligations.  If a Taking shall occur and Buyer shall fail to terminate this Agreement in a timely fashion, then Buyer and Seller shall consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such Taking; provided, however, Seller shall, subject to the terms of the Buyer-Seller Lease, on the Closing Date, (i) assign and remit to Buyer the full amount of any award or other proceeds of such Taking which may have been collected by Seller as a result of such Taking, or (ii) if no award or other proceeds shall have been collected, deliver to Buyer an assignment of Seller’s right to any such award or other proceeds which may be payable to Seller as a result of such Taking.  For purposes hereof, a material Taking is the Taking of a portion of the Improvements that materially adversely affects the use of such Improvements by the tenant under the Buyer-Seller Lease, any Taking of ten percent (10%) or more of the Land.

ARTICLE XI
MISCELLANEOUS

Section 11.1Amendment and Modification.  Subject to applicable law, this Agreement may be amended, modified, or supplemented only by a written agreement signed by the party against whom enforcement is sought.

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Section 11.2Notices.  All notices required or permitted hereunder shall be in writing and shall be served on the parties at the following address(es):

If to Seller:[***]

with a copy to: [***]

If to Buyer:[***]

With a copy to:[***]

If to Escrow Holder: [***]

Any such notices may be sent by (a) certified mail, return receipt requested, in which case notice shall be deemed delivered upon actual or attempted but refused delivery, (b) a nationally recognized overnight courier, in which case notice shall be deemed delivered upon actual or attempted but refused delivery, (c) personal delivery, in which case notice shall be deemed delivered upon actual or attempted but refused delivery, or (d) Email transmission, in which case notice shall be deemed delivered upon electronic verification that transmission to recipient was completed.  The above addresses and Email addresses may be changed by written notice to the other party; provided that no notice of a change of address or Email address shall be effective until actual receipt of such notice.

Section 11.3Assignment.  Buyer shall not have the right to assign this Agreement, without the prior written consent of Seller, in its sole and absolute discretion.  Notwithstanding the foregoing, Buyer may assign its interests herein (in whole or in part) to an Affiliate upon written notice to Seller (delivered at least three (3) Business Days prior to the scheduled Closing Date), and assumption by such assignee of Buyer's obligations hereunder, provided that such assignment will not relieve the original Buyer of its obligations hereunder until the Closing.  This Agreement will be binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns, and no other party will be conferred any rights by virtue of this Agreement or be entitled to enforce any of the provisions hereof.  Whenever a reference is made in this Agreement to Seller or Buyer, such reference will include the successors and permitted assigns of such party under this Agreement.

Section 11.4Governing Law and Consent to Jurisdiction.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CONNECTICUT, WITHOUT REGARD TO ANY OTHERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.  ANY ACTION ARISING OUT OF THIS AGREEMENT MUST BE COMMENCED BY BUYER OR SELLER IN THE STATE COURTS OF THE STATE OF CONNECTICUT OR IN U.S. FEDERAL COURTS HAVING JURISDICTION OVER THE STATE OF CONNECTICUT AND EACH PARTY HEREBY CONSENTS TO THE JURISDICTION OF THE ABOVE COURTS IN ANY SUCH ACTION AND TO THE LAYING OF VENUE IN THE STATE OF CONNECTICUT.

Section 11.5Counterparts; Electronic Signatures.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement.  This Agreement may be executed by a Party's signature transmitted by email, and copies of this Agreement executed and delivered by means of emailed signatures shall have the same force and effect as copies hereof executed and delivered with original signatures.  All

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parties hereto may rely upon emailed signatures (including signatures in Portable Document Format) as if such signatures were originals.  All parties hereto agree that an emailed signature page may be introduced into evidence in any proceeding arising out of or related to this Agreement as if it were an original signature page.

Section 11.6Entire Agreement.  This Agreement and any other document (including, without limitation, non-disclosure agreements executed by Buyer and/or its Affiliates, investors and other related parties with respect to the transactions contemplated by this Agreement) to be furnished pursuant to the provisions hereof embody the entire agreement and understanding of the parties hereto as to the subject matter contained herein.  There are no restrictions, promises, representations, warranties, covenants, or undertakings other than those expressly set forth or referred to in such documents.  This Agreement and such documents (including, without limitation, non-disclosure agreements executed by Buyer and/or its Affiliates, investors and other related parties with respect to the transactions contemplated by this Agreement) supersede all prior agreements and understandings among the parties with respect to the subject matter hereof.

Section 11.7Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, or affecting the validity or enforceability of any of the terms or provisions of this Agreement.

Section 11.8Attorney Fees.  If any action is brought by any party to this Agreement to enforce or interpret its terms or provisions, the prevailing party (whether by final judgment or out of court settlement) will be entitled to reasonable third-party attorney fees and costs and expenses of suit incurred in connection with such action prior to and at trial and on any appeal therefrom.  Any judgment or order entered in any final judgment shall contain a specific provision providing for the recovery of all costs and expenses of suit, including attorneys' fees (collectively “Costs”) incurred in enforcing, perfecting and executing such judgment.  For the purposes of this paragraph, Costs shall include, without limitation, reasonable third-party attorneys' fees, costs and expenses incurred in (i) postjudgment motions, (ii) contempt proceeding, (iii) garnishment, levy, and debtor and third party examination, (iv) discovery, and (v) bankruptcy litigation.

Section 11.9Payment of Fees and Expenses.  Each party to this Agreement will be responsible for, and will pay, all of its own fees and expenses, including those of its counsel and accountants, incurred in the negotiation, preparation, and consummation of this Agreement and the transaction contemplated hereunder.

Section 11.10No Joint Venture.  Nothing set forth in this Agreement shall be construed to create a joint venture between Buyer and Seller.

Section 11.11Waiver of Jury Trial.  BUYER AND SELLER EACH HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BUYER AND SELLER, AND IS INTENDED TO ENCOMPASS

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INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO TRIAL BY JURY WOULD OTHERWISE ACCRUE.  SELLER OR BUYER, AS APPLICABLE, IS HEREBY AUTHORIZED A COPY OF THIS SECTION 11.11 IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BUYER OR SELLER, AS APPLICABLE.  THE PROVISIONS OF THIS SECTION 11.11 SHALL SURVIVE THE CLOSING OR EARLIER TERMINATION OF THIS AGREEMENT.

Section 11.12Time of Essence.  Time is of the essence of this Agreement.  If the deadline for performance of any act hereunder shall fall on a day that is not a Business Day, the deadline for such performance shall be deemed to be the next Business Day following such day.

Section 11.13No Waiver.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, nor shall a waiver in any instance constitute a waiver in any subsequent instance.  No waiver shall be binding unless executed in writing by the Party making the waiver.

Section 11.14Not an Offer.  The preparation or distribution of drafts hereof by one party to the other shall not be deemed to constitute an offer and this Agreement shall only become binding and enforceable upon execution hereof by both parties.

Section 11.15No Third Party Beneficiaries.  Nothing in this Agreement is intended to benefit any third party, or create any third party beneficiary.

Section 11.16Exculpation.  Notwithstanding anything to the contrary contained in this Agreement, (a) Seller’s shareholders, partners, members, the partners or members of such partners or members, the shareholders of such partners or members, and the trustees, officers, directors, employees, agents and security holders of Seller and the partners or members of Seller assume no personal liability for any obligations entered into on behalf of Seller and its individual assets shall not be subject to any claims of any person relating to such obligations, (b) Buyer’s shareholders, partners, members, the partners or members of such partners or members, the shareholders of such partners or members, and the trustees, officers, directors, employees, agents and security holders of Buyer and the partners or members of Buyer assume no personal liability for any obligations entered into on behalf of Buyer and their individual assets shall not be subject to any claims of any person relating to such obligations.. The foregoing shall govern any direct and indirect obligations of Seller under this Agreement. The provisions of this Section 11.16 shall survive the Closing or any termination of this Agreement

[Balance of Page Intentionally Left Blank; signatures follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SELLER:

MANNKIND CORPORATION,
a Delaware corporation

By:  /s/ David Thomson

Name:  David Thomson

Title:  Executive Vice President

Date:  9/23/21

BUYER:

1 CASPER, LLC,
a Delaware limited liability company

By:  /s/ Christopher W. Brewer

Name:  Christopher W. Brewer

Title: Authorized Representative

Date:  9/23/21

JOINDER BY ESCROW HOLDER:

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The Escrow Holder is executing this Agreement to evidence its agreement to act as escrow agent in accordance with the terms and conditions of this Agreement.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:  ____________________________

Name:  __________________________

Its:  _____________________________

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EXHIBIT A

Description of Land

EXHIBIT A -1-

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EXHIBIT B

List of Due Diligence Items

EXHIBIT B

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EXHIBIT C

Disclosure Items

Any item disclosed in any particular part of this Exhibit C and all matters shown on Schedule B to Exhibit F attached hereto or disclosed on the Survey will be deemed to be disclosed with respect to any other section and paragraph of Article VI of the Agreement to the extent its relevance or appropriateness is reasonably apparent from the context in which it is presented and to the extent of any cross-references and the like.

This Exhibit C and the information and disclosures contained in this Exhibit C are intended only to qualify and limit, and otherwise respond to requests for disclosures contained in, the representations and warranties of Seller contained in the Agreement and shall not be deemed to create any covenant.  Any description of any document included in this Exhibit C is a summary only and is qualified in its entirety by the specific terms of such referenced document.

[to be provided]

EXHIBIT C -1-

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EXHIBIT D

Form of Right of First Refusal

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EXHIBIT E

Form of Memorandum of Right of First Refusal

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EXHIBIT F

Form of Deed

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EXHIBIT G

INTENTIONALLY DELETED

EXHIBIT E -1-

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EXHIBIT H

Form of Omnibus Assignment and Assumption Agreement

EXHIBIT F -1-

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EXHIBIT I

Form of Seller's Certificate

EXHIBIT G -1-

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EXHIBIT J

Form of Buyer’s Certificate

EXHIBIT H -1-

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EXHIBIT K

Form of Title Affidavit

EXHIBIT K -1-

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EXHIBIT L

Anticipated EUR(s)

EXHIBIT L

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EXHIBIT M

Form of Access and Remediation Agreement

EXHIBIT M

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EXHIBIT N

Form of Buyer-Seller Lease

EXHIBIT N

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